ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-130684
January 18, 2007

                STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

         The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

         This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

                             ----------------------

     IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

         Any legends, disclaimers or other notices that may appear at the bottom of, or attached to, the email communication to which this material may have been attached are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another email system.

                          $1,401,006,000 (APPROXIMATE)
                    MORGAN STANLEY CAPITAL I TRUST 2007-TOP25
                                as Issuing Entity
                          MORGAN STANLEY CAPITAL I INC.
                                  as Depositor
                     WELLS FARGO BANK, NATIONAL ASSOCIATION
                     BEAR STEARNS COMMERCIAL MORTGAGE, INC.
                        PRINCIPAL COMMERCIAL FUNDING, LLC
                      MORGAN STANLEY MORTGAGE CAPITAL INC.
                      as Sponsors and Mortgage Loan Sellers

        COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2007-TOP25

         This free writing prospectus relates to Morgan Stanley Capital I Inc.'s offering of selected classes of its Series 2007-TOP25 Commercial Mortgage
Pass-Through Certificates and clarifies, updates or adds the following information as it relates to the related free writing prospectus, dated January
5, 2007:

         o   The mortgage loan information has been updated to reflect the fact that twenty-one (21) groups of the mortgage loans were made to the same borrower or to borrowers that are affiliated with one another through partial or complete direct or indirect common ownership
             (which include fifteen (15) groups of mortgage loans in loan group
             1, representing 25.6% of the initial loan group 1 balance, four (4)
             groups of mortgage loans in loan group 2, representing 20.9% of the initial loan group 2 balance and two (2) groups of mortgage loans that include mortgage loans in loan group 1 and loan group 2, representing 5.7% of the initial outstanding pool balance). Of these twenty-one (21) groups, the three (3) largest groups represent 5.7%, 4.2% and 3.7%, respectively, of the initial outstanding pool balance. The related borrower concentrations of the three (3) largest groups in loan group 1 represent 6.3%, 4.7%
             and 2.9%, respectively, of the initial outstanding loan group 1 balance; the three (3) largest groups in loan group 2 represent
             8.7%, 5.8% and 4.2%, respectively, of the initial outstanding loan group 2 balance; and the two (2) groups that contain mortgage loans in loan group 1 and loan group 2, representing 3.7% and 2.0%, respectively, of the initial outstanding pool balance;

         o   The mortgage loan information has been updated to reflect the fact that (i) two hundred two (202) mortgaged properties, securing mortgage loans representing 82.6% of the initial outstanding pool balance (which include one hundred sixty-nine (169) mortgaged properties in loan group 1,

             securing mortgage loans representing 80.8% of the initial
             outstanding loan group 1 balance, and thirty-three (33) mortgaged properties in loan group 2, securing mortgage loans representing
             100.0% of the initial outstanding loan group 2 balance), are subject to a mortgage, deed of trust or similar security
             instrument that creates a first mortgage lien on a fee simple estate in those mortgaged properties and (ii) four (4) mortgaged properties, securing mortgage loans representing 7.6% of the initial outstanding pool balance (and representing 8.3% of the initial outstanding loan group 1 balance), are subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on a fee interest in a portion of those mortgaged properties and a leasehold interest in the remaining portion of those mortgaged properties.